Exhibit 23

Consent of the Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation of our audit report dated March 25, 2009 with respect to the consolidated balance sheets of BioSpecifics Technologies Corp. as of December 31, 2008 and 2007, and the related statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2008, in Form 10-K for the year ended December 31, 2008 for BioSpecifics Technologies Corp.

/s/Tabriztchi & Co., CPA, P.C.

Garden City, NY
March 25, 2009

7 Twelfth Street Garden City, NY 11530 Tel: 516-746-4200 Fax: 516-746-7900
Email:Info@Tabrizcpa.com www.Tabrizcpa.com